Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (333-197086, 333-174105, 333-151789, and 333-150454) on Form S-8 of American Public Education, Inc. of our reports dated February 29, 2016, relating to our audits of the consolidated financial statements and the financial statement schedule and internal control over financial reporting, which appear in this Annual Report on Form 10-K of American Public Education, Inc. and Subsidiaries for the year ended December 31, 2015.

/s/ RSM US LLP
McLean, Virginia
February 29, 2016